Exhibit 28 n(8) under Form N-1A
Exhibit 99 under Item 601/Reg. S-K

SERVICE SHARES EXHIBIT
TO
MULTIPLE CLASS PLAN
(REVISED 9/30/11)

1.           SEPARATE ARRANGEMENT AND EXPENSE ALLOCATION

With respect to Funds other than portfolios of Federated Insurance Series, for purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Service Shares will consist of

(i)	with respect to money market funds, sales and shareholder servicing by financial intermediaries; and

(ii)	with respect to fluctuating NAV funds, sales and shareholder servicing by financial intermediaries to the following categories of investors (“Eligible Investors”);

•	An investor participating in a wrap program or other fee-based program sponsored by a financial intermediary;
•	An investor participating in a no-load network or platform sponsored by a financial intermediary where Federated has entered into an agreement with the intermediary;
•
A trustee/director, employee or former employee of the Fund, the Adviser, the Distributor and their affiliates; an immediate family member of these individuals, or a trust, pension or profit-sharing plan for these individuals;

•	An employer-sponsored retirement plan;
•	A trust institution investing on behalf of its trust customers;
•	An investor, other than a natural person, purchasing Shares directly from the Fund;
•	An investor (including a natural person) who owned Shares as of December 31, 2008;
•
Without regard to the initial investment minimum, an investor who acquired Service Shares pursuant to the terms of an agreement and plan of reorganization which permits the investor to acquire such Shares; and

•
Without regard to the initial investment minimum, in connection with an acquisition of an investment management or advisory business, or related investment services, products or assets, by Federated or its investment advisory subsidiaries, an investor (including a natural person) who (1) becomes a client of an investment advisory subsidiary of Federated or (2) is a shareholder or interest holder of a pooled investment vehicle or product that becomes advised or subadvised by a Federated investment advisory subsidiary as a result of such an acquisition other than as a result of a fund reorganization transaction pursuant to an agreement and plan of reorganization.

The principal underwriter and financial intermediaries may receive payments for distribution and/or administrative services under a Rule 12b-1 Plan and financial intermediaries may also receive shareholder service fees for services provided.

With respect to portfolios of Federated Insurance Series, Service Shares are available exclusively as an investment vehicle for separate accounts of participating life insurance companies offering variable life insurance policies and variable annuity contracts.  For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of Service Shares will consist of institutional sales to insurance companies for Service Share inclusion in those variable life insurance and annuity product separate accounts.  The insurance company distributor, underwriter or other affiliated entity may provide shareholder services and receive a shareholder service fee for their services and when indicated on the Schedule to this Exhibit, may also receive payments for distribution and/or administrative services under a 12b-1 Plan.

In connection with these basic arrangements, Service Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Service Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	Up to 25 basis points (0.25%) of the average daily net asset value
12b-1 Fee	As set forth in the attached Schedule
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Service Shares as described in Section 3 of the Plan

2.           CONVERSION AND EXCHANGE PRIVILEGES

For purposes of Rule 18f-3, Service Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privileges:
For Funds other than portfolios of Federated Insurance Series, Service Shares may be exchanged for Service Shares of any other Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Class A Shares of Federated Liberty U.S. Government Money Market Trust and Class R Shares.  Service Shares may also be exchanged for shares of Investment Companies that are not subject to this Plan, as provided in the "Proprietary Fund Schedule" attached hereto.
With respect to portfolios of Federated Insurance Series: None

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, unless Class A Shares or Class F Shares which are subject to a CDSC are being exchanged, in which case the CDSC fee will be imposed as if the Class A Shares or Class F Shares had been redeemed.  Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.

SCHEDULE OF FUNDS

OFFERING SERVICE SHARES

The Funds set forth on this Schedule each offer Service Shares on the terms set forth in the Service Shares Exhibit to the Multiple Class Plan, in each case as indicated below.  The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value.  Actual amounts accrued may be less.

Multiple Class Company Series	12b-1 Fee

Federated Adjustable Rate Securities Fund	0.25%

Federated GNMA Trust	0.05%

Federated Income Securities Trust:
Federated Intermediate Corporate Bond Fund	0.25%
Federated Short-Term Income Fund	0.15%

Federated Income Trust	0.05%

Federated Index Trust	0.30%
Federated Max-Cap Index Fund

Federated Institutional Trust:
Federated Government Ultrashort Duration Fund	0.05%
Federated Intermediate Government/Corporate Fund	0.05%

Federated Insurance Series:
Federated Capital Appreciation Fund II	0.25%
Federated High Income Bond Fund II	0.25%
Federated Kaufmann Fund II	0.25%
Federated Quality Bond Fund II	0.25%

Federated Intermediate Government Fund, Inc.	0.25%

Federated MDT Stock Trust	None

Federated Short-Intermediate Duration Municipal Trust	0.25%

Federated Total Return Government Bond Fund	0.25%

Federated Total Return Series, Inc.:
Federated Mortgage Fund	0.25%
Federated Total Return Bond Fund	0.25%
Federated Ultrashort Bond Fund	0.25%

Federated U.S. Government Securities Fund: 1-3 Years	0.25%

Multiple Class Company Series	12b-1 Fee

Federated U.S. Government Securities Fund: 2-5 Years	0.05%

Money Market Obligations Trust:
Federated Automated Cash Management Trust	None
Federated California Municipal Cash Trust	None
Federated Connecticut Municipal Cash Trust	None
Federated Government Obligations Fund	None
Federated Government Obligations Tax-Managed Fund	None
Federated Massachusetts Municipal Cash Trust	None
Federated Michigan Municipal Cash Trust	None
Federated Municipal Obligations Fund	None
Federated New Jersey Municipal Cash Trust	0.10%
Federated New York Municipal Cash Trust	0.25%
Federated Ohio Municipal Cash Trust	None
Federated Pennsylvania Municipal Cash Trust	None
Federated Prime Cash Obligations Fund	None
Federated Prime Management Obligations Fund	None
Federated Prime Obligations Fund	None
Federated Prime Value Obligations Fund	None
Federated Tax-Free Obligations Fund	None
Federated Treasury Obligations Fund	0.25%
Federated U.S. Treasury Cash Reserves	None
Federated Virginia Municipal Cash Trust	None
Tax-Free Money Market Fund	None

PROPRIETARY FUND SCHEDULE -

SERVICE SHARES

Shares issued by investment companies that are not party to this Plan but that are listed on this Proprietary Fund Schedule ("Non-Plan Investment Companies") may be exchanged for Service Shares of the Funds indicated opposite their names.  Such Service Shares may also be exchanged back into shares of the original Non-Plan Investment Company.  In addition, indicated Service Shares purchased from a dealer party to a Dealer Agreement to sell the indicated Non-Plan Investment Company Shares may be exchanged for Shares of such Non-Plan Investment Company.  In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered.  Exchanges into any class of shares of a Non-Plan Investment Company not shown on this schedule shall be treated in the same manner as a redemption and purchase.

Multiple Class Series/Company	Non-Plan Investment Companies

Money Market Obligations Trust - Federated Automated Cash Management Trust	WesMark Funds